Exhibit 99.1

MacroPore Biosurgery Reports Three Months Operating Results

San Diego/Frankfurt, May 15, 2002—MacroPore Biosurgery today reported its operating results for the three months ended March 31, 2002.

Revenues for the three months ended March 31, 2002 were $1.110 million, compared with $2.029 million for the same period last year, a decrease of $.919 million, or 45.3%. The net loss for the three months ended March 31, 2002 was $2.934 million, compared with $1.214 million for the same period last year.

An overview of the key financial figures (in millions of dollars & US-GAAP):

	Quarter ended March 31, 2002	Quarter ended March 31, 2001	Percent Change
Revenues	$1.110	$2.029	(45.3)%
Operating expenses	$3.738	$3.261	14.6%
Stock based compensation	$.473	$.143	(230.8)%
Net loss	$(2.934)	$(1.214)	141.7%
Cash and cash equivalents/ short term investments	$30.176	$41.534	(27.3)%

Issuer's information/explanatory remarks concerning this ad hoc announcement:

Revenues in the first quarter of 2002 were $1.110 million, mostly related to sales of craniofacial products. The decreased revenues compared to the same period last year were primarily attributable to craniofacial product inventory buildup by our distribution partner Medtronic in the first quarter of 2001, as well as MacroPore Biosurgery's focus on upcoming product launches into the larger spine, orthopedic and soft tissue surgery markets.

For the year 2002, revenues are expected to increase significantly over 2001 due to additional sales from the spine, orthopedic and biologics product lines. MacroPore Biosurgery will enter the soft tissue surgery market in the United States with a dedicated direct sales force for Surgi-Wrap™ bioresorbable film. In Europe the Surgi-Wrap™ film will be launched as a barrier for the prevention of post-surgical adhesions in cardiothoracic surgery through our newly established distribution network.

MacroPore Biosurgery plans to continue the progressive expansion of its worldwide distribution network for the Surgi-Wrap™ product line to correspond with its marketing clearances in the United States and Europe.

Chris Calhoun, CEO and President, explains: "The second quarter represents our turnaround. The past three years were characterized by research and development work. Our most recent regulatory approvals, in addition to the clinical evaluations we have been performing over the past year, are now finally leading to commercialization of our implants beyond craniofacial applications. The craniofacial market that we have served represents a relatively small opportunity. There have been over 200,000 MacroPore implants sold with a 99% success rate. This demonstrates that our proprietary technology is primed for a successful entry into the much larger spine and orthopedic markets, collectively representing approximately 40 times the size of the craniofacial market. We expect our wide range of high margin products and our diversified distribution model to provide the foundation for strong revenue growth."

MacroPore Biosurgery is well positioned for this revenue increase with investments in state of the art manufacturing facilities and quality control. "We can produce over $100 million in revenues with our current production capacity. This means that the forthcoming revenue growth generated by our high margin products should influence our earnings very favorably," comments CFO, Ari Bisimis.

MacroPore Biosurgery is a leading developer and manufacturer of bioresorbable surgical implants to aid in the reconstruction, repair and regeneration of bone and soft tissue throughout the body. Some of the company's implants, designed for use in spine, neurological, orthopedic, and craniofacial surgery, are distributed through Medtronic, while other products from our platform technologies will be distributed through both our direct US sales force and an international distribution network. MacroPore Biosurgery is traded on the Neuer Markt in Germany under the symbol "XMP".

For further information please contact:

    Ari Bisimis, CFO
    MacroPore, Inc.
    Ölmühlweg 33
    61462 Königstein
    Phone: +49-6174-2597 0
    Fax: +49-6174-2597 25
    Email: abisimis@macropore.com

This press release includes forward-looking statements regarding events and financial trends which may affect MacroPore Biosurgery's future operating results and financial position. Such statements are subject to risks and uncertainties that could cause MacroPore Biosurgery's actual results and financial position to differ materially. MacroPore Biosurgery assumes no responsibility to publicly release the results of any revision of forward-looking statements to reflect trends or circumstances after the date they are made or to reflect the occurrence of unanticipated events.